EXHIBIT 10.2

CONSULTING SERVICES AGREEMENT

In consideration of the mutual promises and undertakings set forth below and for other good and valuable consideration, WW International, Inc. (“Company”) and Donna Boyer (“Consultant”) agree to enter into this Consulting Services Agreement (“Agreement”) and expressly covenant as follows:

1. Term. The term of this Agreement shall be from July 14, 2025, to August 8, 2025 (“Term”), unless terminated earlier pursuant to the terms and conditions of this Agreement. Either the Company or Consultant may terminate Consultant’s services under this Agreement at any time and for any reason or for no reason, and such termination shall be effective after receipt of written notice to Consultant or the Company, as applicable (the “Termination Date”). Upon termination pursuant to this Section 1, Consultant shall be entitled to receive any compensation earned through the Termination Date (in accordance with Section 6), and thereafter the Company shall have no further liability or obligation hereunder.

2. Consultant’s Status. Consultant represents, acknowledges and agrees that it is an established independent business experienced in offering services to the public and that it is an independent Consultant and is not an employee of the Company. No provision of this Agreement shall be deemed to create an employment relationship between Consultant and the Company. Consultant expressly warrants and agrees that it will not hold itself out as or otherwise represent to any person or entity that it is, an employee of the Company. Consultant agrees to hold the Company harmless and to indemnify the Company in full for any and all damages, claims, assessments, penalties, liabilities, charges or other losses incurred during or following the term of this Agreement, which arise out of or result from (i) any services provided hereunder; and (ii) any assertion, claim, determination or adjudication that Consultant is an employee of the Company, including, but not limited to, any claim, determination or adjudication made pursuant to the Internal Revenue Code, the New York Unemployment Insurance Law, the New York Workers’ Compensation Law, or any other federal, state or local wage, employment, insurance, labor and other laws, statutes, rulings, regulations and ordinances. If requested by Company, Consultant agrees to provide a written certification that it has complied with the requirements of all applicable taxing and other authorities regarding the payment of taxes on the compensation provided by Company for the services described on Exhibit A. Consultant further agrees to provide the Company with copies of any documents deemed necessary by the Company to demonstrate that Consultant is not an employee of the Company, including, but not limited to, certificates or other documentation indicating that Consultant maintains its own workers’ compensation insurance.

3. Consultant’s Services. This Agreement governs all services which Consultant may be retained to provide by or on behalf of the Company as described on Exhibit A (the “Services”). It is the parties’ intention that Consultant will use its own skill and expertise in the independent exercise of its business judgment in the performance of the Services governed by this Agreement. Consultant will cause its employees to perform Services hereunder in conformity with best practices and the highest applicable standards.

4. Transition Agreement and Release. Consultant acknowledges and agrees that nothing in this Agreement alters or supersedes the terms of the Transition Agreement and Release dated April 4, 2025between Consultant and the Company and its Exhibit A (Supplemental Release) dated June 28, 2025 (the “Transition Agreement”), which remains in full force and effect. Any fees paid under this Agreement are separate from, and in addition to, the severance payments provided under the Transition Agreement.

5. Offices and Equipment/Expenses. Unless otherwise agreed to by the parties on a project-by-project basis, Consultant will not be reimbursed by the Company for any business expenses incurred in the rendition of Services to the Company. If such expenses are agreed to by the parties, Consultant shall invoice the Company for such expenses, providing original receipts for such expenses. The Company shall have no obligation to make any payment or to provide any assistance to Consultant with respect to Consultant’s operation of its business, including, but not limited to, rental of office space and acquisition of office supplies. Consultant shall provide all equipment, materials and means of transportation required for rendering services under this Agreement. When temporarily present at the Company’s offices, Consultant may use the offices and facilities only to the extent available and not otherwise in use. The Company does not provide business cards, letterhead or other materials to its Consultants.

Nothing in this Agreement shall be construed to waive, limit, or otherwise affect Consultant’s right to receive reimbursement for any business-related expenses incurred in the performance of duties for the Company prior to the effective date of this Agreement, provided such expenses were submitted in a timely manner and approved by the Company in accordance with its standard expense reimbursement policies.

6. Consultant’s Staff. Consultant may not hire or retain additional staff to fulfill its obligations under this Agreement. Consultant must request Company’s prior written consent before hiring any sub-contractor in connection with the Services.

7. Compensation. The parties agree that Consultant shall receive Fifty Thousand USD ($50,000) as compensation for Services provided in accordance with the terms of this Agreement. Consultant shall submit to the Company invoices for the payment of the foregoing fees, which will be due 30 days from receipt of invoice. Consultant agrees that, as an independent Consultant, none of its employees is eligible to participate in any employee benefit plans maintained for or offered to the Company’s employees and will not accept any monies, payments or benefits from any such plan, policy or program. Consultant will execute all documents needed to waive and release any and all rights that Consultant had or may have had under any such plan, policy or program.

8. General Release. Consultant releases and forever discharges the Company from any and all actions, causes of actions, claims for bonuses, wages, benefits or other forms of compensation, charges, complaints and demands whatsoever, in law or equity, which Consultant may have against the Company, whether now known or unknown, existing as of the date it executes this Agreement, including, but not limited to, all claims which could arise under the New York Unemployment Insurance Law, the New York Workers’ Compensation Law, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, the New York State and City Human Rights Laws, the Americans with Disabilities Act and any other federal, state or local insurance, employment, discrimination, retaliation, civil rights, wage-hour, wage-payment, pension or labor laws, rules and/or regulations, or claims based on public policy, contract (whether oral or written, expressed or implied from any source), tort or any other claim, whether known or unknown, of any kind whatsoever.

9. Confidential Information. For purposes of this agreement, Confidential Information shall mean all non-public confidential and/or proprietary information, in any form, conceived or made pursuant to this Agreement or delivered by or on behalf of the Company to Consultant including without limitation technical information, ideas, know-how, concepts, materials, designs, recipes, plans, programs, methods, systems, formulae, processes, technology, devices, machines, inventions, copyrights, patents, software, code, research or development projects, plans for future project development, financial information, sales practices, business plans, marketing and pricing plans and strategies, competitive information, employee information and customer information and all other confidential information of every kind and character. Confidential Information shall also include all materials and information used, conceived or made hereunder (the “Project Materials”) including but not limited to all data, records, papers, documents, questions, interview guides, discussion guides, videotapes, audiotapes and other media, transcripts, findings, studies, databases, surveys, results, presentations, reports, analyses, user information and Inventions (as defined below).

(a) Use and Disclosure. During the term, Consultant will have access to the Confidential Information and will occupy a position of trust and confidence regarding Company’s affairs and business. Therefore, Consultant agrees:

(i)
to maintain in strict confidence the existence of this Agreement and the Services to be performed hereunder; and
(ii)
not to disclose or use, directly or indirectly, for its own use or benefit or that of any other person or entity, any Confidential Information.

(b) Legal Requirements to Disclose. In the event that Consultant receives notification of a legal requirement to disclose, or becomes legally compelled to disclose, any of the Confidential Information, whether by deposition, interrogatory, request for documents, subpoena, or other similar process, whether legal, administrative or otherwise, the Consultant agrees to:

(i)
immediately notify Company of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order and/or waive the Consultant’s compliance with the provisions of this Agreement; and
(ii)
if disclosure of such information is required in the opinion of the Consultant’s counsel, cooperate with Company in obtaining assurances that the disclosed information will be accorded confidential treatment.

(c) Previously Disclosed Confidential Information. The parties agree this Agreement shall apply to any Confidential Information that may have been available to or provided to Consultant prior to the effective date hereof.

(d) Compliance with Rules and Regulations. All collection, use and disclosure by Consultant of Confidential Information, shall be subject to the rules, regulations and privacy policies promulgated by any applicable government body with respect to use of data and of confidential information and shall not violate the privacy rights of any consumers, users or participants.

10. Ownership.

(a) Copyrights. Consultant agrees that Company shall be the sole owner and shall have the exclusive ownership of and right to use any and all Confidential Information (including without limitation all Project Materials). Consultant agrees that any work conceived or made by Consultant hereunder, whether alone or with others, including without limitation any Project Materials, which is eligible for copyright protection in the United States or elsewhere shall be a work made for hire. If any such work is deemed for any reason not to be a work made for hire, Consultant assigns all right, title and interest in the copyright in such work, and all extensions and renewals thereof, to Company, and agrees to provide all assistance reasonably requested by Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at Company’s expense but without any additional compensation to Consultant. Consultant agrees to waive all moral rights relating to the work developed or produced hereunder, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation or use or subsequent modifications.

(b) Ideas and Inventions. Consultant agrees to assign to Company all Consultant’s right, title and interest in or to any and all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations and improvements conceived or made by Consultant as part of the services performed pursuant to this Agreement, whether alone or with others (“Inventions”). Consultant agrees to disclose all Inventions to Company promptly, and to provide all assistance requested by Company in the preservation of its interests in the Inventions, such as by executing documents, testifying etc., such assistance to be provided at Company’s expense but without any additional compensation to Consultant. Such Inventions shall be the property of Company or its nominees whether patented or not. Consultant does, without charge to Company, assign to Company, all Consultant’s right, title, and interest in and to such Inventions, including patents and patent applications and reissues thereof. Consultant agrees to execute, acknowledge and deliver any instruments confirming the complete ownership by Consultant of such Inventions. Such assignments shall include the right to sue for infringement.

11. Non-Competition.

Although the parties agree that Consultant is free to provide its services for entities other than Company, the parties agree as follows:

(a)
Consultant agrees that it shall not use the Confidential Information to solicit business from or perform any services for a Competitor (as defined below) of Company, during the term of this Agreement. Consultant will only use all the Confidential Information and materials provided hereunder solely for the benefit of the Company.

(b)
The term “Competitor” means any natural person, corporation, limited liability company, firm, organization, trust, partnership, association, joint venture, government agency or other entity (including without limitation the websites and other electronic or digital media of such entities) that engages, or proposes to engage, in any business related to weight loss or weight management programs, services or products.

(c)
The terms of this Section 10 (Non-Competition) in no way limit or modify

Consultant’s obligations contained in Sections 8 or 9.

12. Remedies. Compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of the Company. Any material breach of these covenants will result in irreparable and continuing damage to the Company, for which monetary damages may not provide adequate relief. Accordingly, in the event of any material breach or anticipatory breach of these covenants by Consultant, the Company and Consultant agree that the Company is entitled to the following relief as a result of any such breach, in addition to remedies otherwise available at law or in equity: (i) injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach; and, (ii) recovery of all sums and costs expended, including reasonable attorneys’ fees incurred by the Company to enforce the provisions of this Agreement. Consultant expressly consents to the issuance of an order or orders providing the foregoing remedies (without the posting of any bond) by any court of competent jurisdiction.

13. Miscellaneous.

(i)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict or choice of laws rules. Any claim made under or relating to this Agreement shall be decided by the courts of New York in and for the County of Manhattan in a proceeding held before a Justice of the State’s court of general jurisdiction or a Judge of the United States District Court in and for the Southern District of New York. Any trial of such a claim shall be heard by the Judge of such Court, sitting without a jury. The parties agree to waive a jury trial to obtain a more rapid adjudication of that claim and application of existing law. Regardless of the forum, neither party may recover punitive damages or damages for alleged pain and suffering.

(ii)
This Agreement shall inure to the benefit of and shall be binding upon the parties, their successors and assigns, in accord with its terms.

(iii)
This Agreement constitutes the entire understanding between the parties with reference to the subject matter hereof and shall not be changed or modified except by a written instrument executed by both parties or, alternatively, by a court or other entity construing this Agreement to the extent necessary to render it enforceable. Such entity or court shall have the right to interpret or modify the Agreement so that it is enforceable.

(iv)
The waiver by either party of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent or other breach by such other party.

(v)
Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(vi)
If any part of this Agreement is held invalid and cannot be interpreted or modified to be enforceable, such invalidity shall not affect the remainder of the Agreement, which shall be enforceable to the fullest extent permitted by law.

(vii)
Consultant’s rights under this Agreement shall not be assignable nor shall Consultant’s duties be delegated without the prior written consent of Company. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties and their successors in interest and permitted assignees, any rights or remedies resulting from this Agreement unless so stated to the contrary.

IN WITNESS WHEREOF, intending to be legally bound, Consultant and WW have executed or caused this Agreement to be executed by their duly authorized representatives.

WW INTERNATIONAL, INC.	DONNA BOYER

By: /s/ Jacqueline Cooke	By: /s/ Donna Boyer

Name: Jacqueline Cooke	Name: Donna Boyer

Title: CLAO	Title: Consultant

Date: 2025-07-15	Date: 2025-07-15

EXHIBIT A

STATEMENT OF WORK